Monaker Group, Inc. 8-K

Exhibit 99.2

Monaker Group, Inc. and Subsidiaries
Consolidated Pro Forma Balance Sheet
(Unaudited)

		Pro Forma
		Adjustments		Pro Forma
	August 31,	August 31,		August 31,
	2017	2017		2017

Assets
Current Assets
Cash	$1,969,438	$(75,000)	(a)	$1,894,438
Note receivable	750,000	—		750,000
Prepaid expenses and other current assets	94,174	—		94,174
Security deposits	15,000	—		15,000
Total current assets	2,828,612	(75,000)		2,753,612

Note receivable	2,900,000			2,900,000
Website Development costs and intangible assets, net	778,183	1,760,000	(a)(b)	2,538,183
Land	—	600,000	(c)	600,000
Deposit	—	900,000	(c)	900,000
Total assets	$6,506,795	$3,185,000		$9,691,795

Liabilities and Stockholders' Equity
Current Liabilities
Line of credit	$1,193,000	—		$1,193,000
Accounts payable and accrued expenses	264,030	—		264,030
Other current liabilities	138,734	—		138,734
Derivative liability	—	54,000	(c)	54,000
Convertible promissory notes - related party	—	—		—
Total current liabilities	1,595,764	54,000		1,649,764

Deferred gain	2,900,000	—		2,900,000
Total liabilities	4,495,764	54,000		4,549,764

Commitments and contingencies

Stockholders' equity
Series A Preferred stock, $.01 par value; 3,000,000 authorized; 0 and 1,869,611 shares issued and outstanding at August 31, 2017 and February 28, 2017, respectively	—	—		—
Common stock, $.00001 par value; 500,000,000 shares authorized; 17,453,432 and 11,133,938 shares issued and outstanding at August 31, 2017 and February 28, 2017, respectively	174	11	(a)(b)(c)	185
Additional paid-in-capital	105,169,490	3,130,989	(a)(b)(c)	108,300,479
Accumulated deficit	(103,158,633)	—		(103,158,633)
Total stockholders' equity	2,011,031	3,131,000		5,142,031
Total liabilities and stockholders' equity	$6,506,795	$3,185,000		$9,691,795

(a)

On November 14, 2017, Monaker entered into a Purchase Agreement with Michael Heinze, Michael Kistner and Rebecca Dernbach whereby Monaker purchased the source code owned in connection with an alternative lodging platform for $75,000 in cash and 86,957 shares of restricted common stock with a market value of $2.30 per share and an aggregate value of $200,000 for a total acquisition of $275,000. Michael Heinze, Michael Kistner and Rebecca Dernbach have the right to put the Shares back to Monaker after six months after the date of the Purchase Agreement for $125,000 in cash.

(b)

On October 23, 2017, Monaker entered into a Platform Purchase Agreement with Exponential, Inc. (“XPO”), which offers a white-label e-commerce platform. Pursuant to the Platform Purchase Agreement, XPO agreed to provide us software development services in connection with the development of an e-commerce platform (the Monaker Booking Engine (MBE)) and related application program interfaces (APIs), and to further manage all merchant relationships sold on the platform and reporting and accounting thereof. Monaker issued XPO 500,000 shares of restricted common stock at $2.97 each share for a total acquisition of $1,485,000. Additional consideration for the issuance of the shares included Monaker becoming the exclusive provider of alternative lodging rentals (ALRs) for all travel sales on XPO’s platforms.

(c)

On November 21, 2017, Monaker entered into a Purchase Agreement with A-Tech LLC on behalf of its wholly-owned subsidiary Parula Village Ltd. (“A-Tech”) whereby Monaker purchased from A-Tech ownership of 12 parcels of land on Long Caye, Lighthouse Reef, Belize for 600,000 shares of restricted common stock at $2.41 each share for a total acquisition of $1,446,000 plus a derivative liability in the amount of $54,00 to account for the guarantee purchase of $1,500,000. Additionally, A-Tech agreed to construct 12 vacation rental residences on the Property within 270 days of closing of the transaction; if the vacation rental residences are not completed within the 270 days, Monaker will cancel $75,000 of shares (of the previously issued 600,000 shares of restricted common stock) for each residence not completed. In the event the average closing price of Monaker’s common stock for the 10 trading days prior to the 90th day after the closing of the transaction is less than $2.50 per share, Monaker has the option to issue up to an additional 100,000 shares of our restricted common stock such that the value of the shares issued to A-Tech totals $1.5 million (subject to the 100,000 restricted common share maximum). In the event any encumbrances, taxes, levies, claims or liens of any kind are brought against the Property within 24 months of the closing, Monaker has the right at its sole discretion to either unwind the transaction and cancel all the shares issued to A-Tech or have A-Tech take actions to settle such claims.